CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 28 to Registration Statement No. 033-75116 on Form N-1A of our report dated February 26, 2008, relating to the financial statements and financial highlights of LKCM Funds, including LKCM Aquinas Value Fund, LKCM Aquinas Growth Fund, LKCM Aquinas Small Cap Fund, LKCM Aquinas Fixed Income Fund, LKCM Small Cap Equity Fund, LKCM Equity Fund, LKCM Balanced Fund, LKCM Fixed Income Fund, and LKCM International Fund, appearing in the Annual Report on Form N-CSR of LKCM Funds for the periods ended December 31, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, WI
April 25, 2008